Sonic Automotive, Inc.
 Exhibit 12.1

                                                                             Year Ended December 31,

                                                                                                             Nine Months
                                                                                                                Ended
----------------------------------------------------------------------------------------------------------  September 30,
                                                1995       1996          1997         1998        1999          2000
---------------------------------------------------------------------------------------------------------- ---------------
 Fixed charges:
   Interest expense, other                       436        433         1,199        9,395      21,586          31,200
   Rent expense (interest factor)                326        363           716        3,494       8,806          13,245
---------------------------------------------------------------------------------------------------------- ---------------
 Total fixed charges                             762        796         1,915       12,889      30,392          44,445
 Income before income taxes                    5,436      5,021         5,998       29,640      72,974          99,881
---------------------------------------------------------------------------------------------------------- ---------------
 Income before income taxes & fixed charges    6,198      5,817         7,913       42,529     103,366         144,326
========================================================================================================== ===============

 Ratio of earnings to fixed charges             8.1x       7.3x          4.1x         3.3x        3.4x            3.2x
========================================================================================================== ===============